CONTACT:  Robert H. Becker
                                               President & CEO
                                               517-374-3588
                                          OR:  John W. Abbott
                                               Executive Vice
                                               President & COO
                                               517-483-4871

FOR IMMEDIATE RELEASE -- November 18, 1997
------------------------------------------


                  CFSB BANCORP, INC. ANNOUNCES
                    3-FOR-2 STOCK SPLIT

Lansing, Michigan -- CFSB Bancorp, Inc., (NASDAQ-NMS: CFSB) holding company for Community First Bank, announced today that the Corporation's Board of Directors has approved a 3-for-2 stock split, effective in the form of a 50 percent stock dividend. The stock dividend will be distributed December 18, 1997 to stockholders of record as of December 1, 1997.

President and Chief Executive Officer, Robert H. Becker, said, "The split expands outstanding shares of the company by 50 percent to approximately 7.6 million shares. Stockholders will receive three shares of common stock for each two shares they hold on the record date. The split should bring the market price of the company's stock to a level more attractive to individual investors, enhance market liquidity, and create a wider stockholder base."

Certificates for the additional full shares will be mailed
December 18, 1997. Stockholders entitled to receive fractional shares will receive cash, based on the most recent market price as of December 1, 1997.

CFSB Bancorp, Inc. is the holding company for Community First Bank which specializes in residential mortgage lending and retail banking services. With headquarters in Lansing, Michigan, the Bank serves mid-Michigan from 17 Banking Centers. Total assets of CFSB Bancorp at September 30, 1997 were $860.0 million and stockholders' equity, all tangible, was $66.3 million.

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